EXHIBIT 99.2

SMG INDIUM RESOURCES LTD..

AMENDED AND RESTATED GOVERNANCE AND NOMINATING COMMITTEE CHARTER

The responsibilities and powers of the governance and nominating committee (the “Committee”) of the board of directors (the “Board”) of SMG Indium Resources Ltd. (the “Company”), as such responsibilities and powers are delegated by the Board, are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

I.	PURPOSE

As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board relating to:

•	Review and provide advice and guidance with respect to the Company’s corporate governance guidelines and other policies and procedures relating to governance developed by management in consultation with management, legal counsel and the audit committee of the Board and recommend approval of such policies and procedures, as applicable, to the Board;

•	Identify the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure, and shall be guided in the discharge of their responsibilities hereunder by the Board of Directors Candidate Guidelines appended hereto. Make appropriate recommendations to the Board of director nominees and committee memberships;

•	Review the recommendations made by the CEO of individuals to serve in the senior executive positions of the Company; in consultation with the compensation committee of the Board and make recommendations to the Board.

II.	MEMBERSHIP

The Committee shall initially consist of at least three members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the rules and regulations of the Securities and Exchange Commission, as amended from time to time.

The Board shall elect the members of the Committee at the first Board meeting practicable following the annual meeting of shareholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Committee shall designate a chair by majority vote of the full Committee membership.

A Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed for any reason or no reason by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

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III.	MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairman of the Committee upon such notice as is provided for in the Articles of Association of the Company with respect to meetings of the Board. A majority of the Committee’s members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting, by teleconference, videoconference or other electronic interface where all Committee members can hear one another, or in writing without a meeting. Actions taken at an in person or telephonic or electronic meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

The chairman of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee or minutes of a meeting of the Committee executed by the secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken.

IV.	COMMITTEE AUTHORITY AND RESPONSIBLITIES

The Committee shall have the following responsibilities:

•	Establishing, and periodically reviewing, the criteria and qualifications for membership on the Board.

•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Establishing, and periodically reviewing, policies and procedures for stockholders to introduce and recommend to the Board nominees for election as directors. Reviewing candidates proposed by shareholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

•	Reviewing the adequacy of the Company’s corporate governance guidelines and policies as set forth in the Company’s Code of Conduct and Ethics and recommending to the Board its approval.

•	Establishing subcommittees for the purpose of evaluating special or unique matters.

•	Monitoring and making recommendations regarding committee functions, contributions and composition.

•	Undertaking such other responsibilities, projects or assignments as shall be assigned to the Committee by the Board, including, but not limited to, matters relating to the corporate governance of the Company.

VI.	REPORTING

The Committee shall, as may be required by the rules and regulations or the U.S. Securities and Exchange Commission or other applicable regulatory body, prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s annual proxy statement.

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SMG INDIUM Resources, Ltd.

BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Governance and Nominating Committee of SMG Indium Resources, Ltd. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board of Directors (“Board”) with the goal of creating diversity and a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the American Stock Exchange.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

•	Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of the Company and issues affecting the Company.

•	Whether the candidate is committed to enhancing stockholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

•	Whether the candidate is able to suggest business opportunities to the Company.

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STOCKHOLDER RECOMMENDATIONS FOR DIRECTORS

Stockholders who wish to recommend to the Nominating Committee a candidate for election to the Board of Directors should send their letters to SMG Indium Resources, Ltd.., 100 Park Ave., 16th Floor, New York, NY 10017, Attention: Governance and Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Governance and Nominating Committee. Stockholders must follow certain procedures to recommend to the Governance and Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Governance and Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;
•	Age;
•	Business and current residence addresses, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and
•	A signed consent of the nominee to serve as a director of the Company, if elected.

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